                                                                      Exhibit 20


FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
- -------------------------------------------------------

Combined Balance Sheets


Unaudited (In thousands, except shares)                                                 June 30,           December 31,
                                                                                          1996                1995
                                                                                    ---------------     -----------------
ASSETS
Investments in real estate
  Land                                                                              $       51,756      $         54,403
  Buildings and Improvements                                                               395,382               395,157
                                                                                    ---------------     -----------------
                                                                                           447,138               449,560
  Less - Accumulated depreciation                                                         (106,828)             (107,701)
                                                                                    ---------------     -----------------
    Total investments in real estate                                                       340,310               341,859

Mortgage loans receivable                                                                   42,149                42,042

Other assets
  Cash and cash equivalents                                                                  7,403                 3,402
  Accounts receivable and prepayments                                                        7,962                 4,536
  Deferred charges and other, net                                                            5,082                 4,873
  Unamortized debt issue costs                                                               3,926                 4,287
                                                                                    ---------------     -----------------
                                                                                    $      406,832      $        400,999
                                                                                    ===============     =================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Mortgage loans                                                                    $      118,832      $         83,854
  Senior notes                                                                             105,000               105,000
  Bank loans                                                                                51,670                69,600
  Accounts payable and accrued liabilities                                                  14,044                21,779
  Deferred obligations                                                                      10,752                10,670
  Deferred capital gains and other deferred income                                           7,738                 7,741

Shareholders' equity, including shares of
  beneficial interest, $1 par, unlimited
  authorization, outstanding 1996--17,459,144;
  1995--17,485,057                                                                          98,796               102,355
                                                                                    ---------------     -----------------
                                                                                    $      406,832      $        400,999
                                                                                    ===============     =================

                                                                      Exhibit 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
- -------------------------------------------------------


Combined Statements of Income


Unaudited (In thousands, except per share data)                Three Months Ended                Six Months Ended
                                                                    June 30,                         June 30,
                                                          -----------------------------    -----------------------------

                                                              1996             1995            1996             1995
                                                          ------------     ------------    ------------     ------------
Revenues
  Rents                                                   $    18,095      $    18,334     $    36,780      $    36,323
  Interest - Mortgage loans                                     1,266            1,121           2,471            2,193
           - Short-term investments                                 2              121               9              407
                                                          ------------     ------------    ------------     ------------
                                                               19,363           19,576          39,260           38,923
                                                          ------------     ------------    ------------     ------------

Expenses
  Property operating                                            6,010            6,258          13,176           12,557
  Real estate taxes                                             2,046            2,130           4,066            4,128
  Depreciation and amortization                                 3,013            2,891           6,766            5,666
  Interest - Mortgage loans                                     2,240            1,925           4,065            3,914
           - Senior notes                                       2,325            2,325           4,652            4,652
           - Bank loans and other                               1,349            1,275           2,916            2,403
  General and administrative                                    1,407            1,460           3,523            3,724
                                                          ------------     ------------    ------------     ------------
                                                               18,390           18,264          39,164           37,044
                                                          ------------     ------------    ------------     ------------
Income before capital gains and cumulative                        973            1,312              96            1,879
effect of accounting change
Capital gains                                                                                                    29,870
                                                          ------------     ------------    ------------     ------------
Income before cumulative effect of accounting                     973            1,312              96           31,749
   change for internal leasing costs
Cumulative effect of change in accounting for
   internal leasing costs                                                                                        (4,325)
                                                          ------------     ------------    ------------     ------------
Net income                                                $       973      $     1,312     $        96      $    27,424
                                                          ============     ============    ============     ============

Per share

  Income before cumulative effect of accounting change    $       .06      $       .07     $       .01      $      1.74
  Cumulative effect of change in accounting
    for internal leasing costs                                                                                     (.24)
                                                          ------------     ------------    ------------     ------------
  Net income                                              $       .06      $       .07     $       .01      $      1.50
                                                          ============     ============    ============     ============
Adjusted shares of beneficial interest                         17,231           18,151          17,232           18,152
                                                          ============     ============    ============     ============

                                                                      Exhibit 20


FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
- -------------------------------------------------------


Combined Statements of Changes in Cash

Unaudited (In thousands)                                           Three Months                    Six Months
                                                                  Ended June 30,                 Ended June 30,
                                                              ------------------------       -----------------------

                                                                 1996           1995           1996           1995
                                                              ---------      ---------       --------       --------
Cash provided by (used for) operations
  Net Income                                                 $     973      $   1,312      $      96      $  27,424
  Adjustments to reconcile net income to net
    cash provided by operations --
      Depreciation and amortization                              3,013          2,891          6,766          5,666
      Cumulative effect of change in accounting
        for internal leasing costs                                                                            4,325
      Capital gains                                                                                         (29,870)
      Increase in deferred charges, net                           (245)          (540)          (574)        (1,209)
      Increase in deferred interest on
        mortgage investments, net                                  (97)           (96)          (193)          (186)
      Increase in deferred obligations                              42             36             82             71
      Net changes in other assets and liabilities               (3,045)        (2,995)          (459)         1,354
                                                             ----------     ----------     ----------     ----------
        Net cash provided by operations                            641            608          5,718          7,575
                                                             ----------     ----------     ----------     ----------

Cash provided by (used for) investing
  Repayment of mortgage investment                               7,000                         7,000
  Principal received from mortgage investments                      44             40             86             78
  Proceeds from sale of properties                                                             1,825         27,500
  Advance deposit for property acquisitions                     (3,480)                       (3,480)
  Investments in properties                                                   (32,529)                      (32,844)
  Investments in capital and tenant improvements                (4,784)        (4,847)       (13,446)        (7,430)
                                                             ----------     ----------     ----------     ----------
        Net cash used for investing                             (1,220)       (37,336)        (8,015)       (12,696)
                                                             ----------     ----------     ----------     ----------

Cash provided by (used for) financing
  Increase in mortgage loans                                    24,000                        36,500
  (Decrease) increase in short-term loans                      (18,030)         7,418        (17,930)         8,570
  Repayment of mortgage loans                                     (802)          (890)        (1,522)        (1,845)
  Sale of First Union shares                                         2                            81             75
  Dividends paid                                                (1,920)        (1,828)        (3,948)        (3,654)
  Debt issue costs paid                                           (166)           (38)          (777)           (38)
  Purchase of First Union shares                                                              (7,125)
  Sale of interest rate protection agreement                                                   1,025
  Other                                                             (8)            13             (6)            (4)
                                                             ----------     ----------     ----------     ----------
        Net cash provided by financing                           3,076          4,675          6,298          3,104
                                                             ----------     ----------     ----------     ----------
Increase (decrease) in cash and cash equivalents                 2,497        (32,053)         4,001         (2,017)
Cash and cash equivalents at beginning of period                 4,906         33,011          3,402          2,975
                                                             ----------     ----------     ----------     ----------
Cash and cash equivalents at end of period                   $   7,403      $     958      $   7,403      $     958
                                                             ==========     ==========     ==========     ==========

Notes to Combined Financial Statements

1. Income per share of beneficial interest has been computed on weighted average shares and share equivalents outstanding for the applicable periods.

2. In 1995, the Trust changed its accounting method to directly expense internal leasing costs and recorded a $4.3 million charge for the cumulative effect of the accounting change retroactive to January 1, 1995. Previously, the Trust deferred and amortized these costs over the lives of consummated lease transactions. Depreciation and amortization, general and administrative expenses, income before capital gains and cumulative effect of accounting change, net income and earnings per share on the 1995 Combined Statements of Income and investment in properties on the 1995 Combined Statements of Changes in Cash have been restated to reflect the change in accounting.

3. In February 1996, the Trust sold two office buildings in Cleveland, Ohio for $1.8 million in cash and a $7 million mortgage note resulting in a loss of $5.6 million. This loss had been previously recognized during the fourth quarter of 1995. In January 1995, the Trust sold its 50% interests in two malls in Wilkes-Barre, Pennsylvania and Fairmount, West Virginia for a $2 million payment which was received in 1994, a tax-free exchange of these properties for $27.5 million of cash that was deposited into a tax intermediary escrow account, a $6 million mortgage note receivable and the assumption by the purchaser of $4.7 million in mortgage debt, resulting in a capital gain for financial reporting purposes of approximately $29.9 million.